Exhibit 10.5

Project Contracting Agreement

Contract issuing party (Party A): Shenzhen Jukeyuan Industry Development Co., Ltd.

Address: 14th Floor, Wenwei Building, 322, Fuhua Road, Futian District, Shenzhen

Contractor (Party B): Guangdong Xinxingmei Environmental Protection Co., Ltd.

Address: 6th Floor, Guowei Building, 73, Xianlie Middle Road, Guangzhou

According to the relevant provisions of the Contract Law of the People’s Republic of China, the Building Law of the People’s Republic of China and the Contract Regulations for Contracting of Building and Installation Projects and other laws, regulations and rules, in consideration of the relevant local regulations and the specific conditions of the project and based on the principle of equality, willingness, impartiality, sincerity and credit, both parties have entered into this contract regarding the project construction issues.

I.	Project name and construction site

1.	Project name: Dayawan Sewage Treatment Plant

2.	Construction site: south side of Dayawan Urban Area

II.	Scope of project contract and construction scale

1.	Scope of project contract

(1)	Design of Dayawan Sewage Treatment Plant.

(2)	Construction and installation of the civil work of the Phase-1 works inside the sewage treatment project area (including the lift pump room, control room and office building inside the factory, indoors decoration, roads inside the plant, walls, etc), automatic control and power distribution works, water supply and discharge works, purchase and installation of master and auxiliary equipments, lighting, fire control and greening works, etc.

(3)	Debugging of all works within the sewage treatment plant area.

(4)	Training of qualified operators of the sewage treatment plant.

(5)	Qualified trail run and handover of the sewage treatment plant.

(6)	One-year warranty of all equipments and facilities for construction and installation inside the sewage treatment plant area.

2.	Construction scale

(1)	The design and construction shall be carried out based on the design capability of the sewage treatment project which is 30000 tons/ day.

(2)	The floor area of the sewage treatment project is 30 mou.

III.	Project quality standard

To reach the excellent standard according to the national acceptance standard.

IV.	Price of project contract

In this contract, the total price is fixed. The total price is RMB Twenty-eight Million Only.

The total contract price shall not be adjusted in any way except for the following reasons:

1.	Increase or decrease of investment due to the change of equipment, material, material quality, structure works during the process from the preliminary design to the construction drawing design.

2.	Increase or decrease of investment due to adjustment of the government policies.

3.	Increase or decrease of investment due to force majeure.

4.	Increase or decrease of investment due to design alteration which is caused by Party A during the performance of this contract.

V.	Payment for project

After Party B finishes the construction design and both parties have verified and approved it, Party A shall pay 5% of the total contract amount to Party B. Within ten days after the contractor begins construction, Party A shall pay 20% of the total price of this contract to Party B. When the work load reaches 50%, Party A shall then pay 60% of the total contract price to Party B to enable Party B to purchase the full set of equipments. Within thirty days after the project is completed and accepted, Party A shall pay 10% of the total price to Party B. The balance which is 5% will be used as the warranty money. The warranty period is one year starting from the day of completion. Within ten days after the one-year warranty period expires, all the remaining sums will be settled once and for all.

VI.	Construction period

The construction period for the project in this contract shall be 12 months and the debugging period shall be 3 months.

VII.	Responsibility for breach of contract

1.	If Party A breaches the contract, it shall compensate Party B for the actual losses caused by such breach.

2.	If Party B breaches the contract, it shall compensate Party A for the actual losses caused by such breach.

VIII.	Contract effect and expiration

1.	This contract shall become effective from July 28, 2005 when it is signed.

2.	This contract shall expire after the sewage treatment plant is completed and qualified and the warranty period expires.

IX.	Responsibilities and obligations of each party

Relevant terms and conditions of this contract shall apply.

X.	Punishment, award, dispute and arbitration regarding breach of contract by either party

Relevant terms and conditions of this contract shall apply.

XI.	Documents that constitute this contract

1.	This project contract.

2.	Terms and conditions of this contract.

3.	Relevant technical specifications of the project.

XII.	Miscellaneous

The above items from No.1 to 8 are the supplementary clause of this contract and shall have the equal legal effect as the clauses of this contract.

XIII.	Supplementary clauses

Any outstanding issues in this contract shall be settled by both parties through negotiation. In addition, the supplementary clauses agreed upon by both parties based on the actual construction situations shall be the integral part of this contract and shall have the same binding force as the clauses of this contract.

Party A: Shenzhen Jukeyuan Industry Development Co., Ltd.	Party B: Guangdong Xinxingmei Environmental Protection Co., Ltd.

Legal representative:	Legal representative:

Signing representative: \s\ Illegible	Signing representative: \s\ Illegible

Telephone:	Telephone:

Fax:	Fax:

Bank of deposit:	Bank of deposit:

Account number:	Account number:

Date of signing: July 28, 2005

Place of signing: